EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jabil Circuit, Inc.:

We consent to the use of our report dated October 21, 2010, except with respect to note 6 and note 11b, as to which the date is as of October 27, 2011, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended August 31, 2010, and the related financial statement schedule for the year ended August 31, 2010, incorporated herein by reference.

/s/ KPMG LLP

Tampa, Florida
April 5, 2013
Certified Public Accountants